Mr. Patrick Puzzuoli
Duff & Phelps Corporation
55 E 52nd St., Fl. 31
New York, NY 10055

May 18, 2012

Dear Patrick:

This letter agreement shall amend and restate in its entirety the letter agreement entered into between you and the Company which was effective March 7, 2011, pursuant to which you were appointed Executive Vice President and Chief Financial Officer of Duff & Phelps Corporation (together with its affiliates and subsidiaries, the “Company”). In connection with your continued service to the Company as Executive Vice President and Chief Financial Officer, this letter agreement sets forth the amended and restated terms and conditions under which you may receive severance and other benefits in connection with the termination of your employment with the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Exhibit A hereto.

1.	Termination Not For Cause and for Good Reason

In the event your employment with the Company is terminated by the Company other than for “Cause” (and other than termination by reason of your death or Disability), or you resign for Good Reason and you execute and do not revoke a general release reasonably acceptable to the Company, you shall be paid or provided, (i) within thirty (30) days after the applicable Date of Termination, a cash lump sum payment equal to the sum of: (a) any accrued but unpaid salary as payable through such Date of Termination; (b) your annual base salary as of the Date of Termination; and (c) the most recent annual bonus earned by you or, if higher, the target bonus amount as of the Date of Termination, provided, however, that if the thirty (30) day period set forth herein begins in one taxable year and ends in a later taxable year, the foregoing payment will be made in the second taxable year, (ii) a prorated portion of your annual bonus (as described in the Company's proxy statement) through the Date of Termination, payable when and if it otherwise would have been payable, (iii) full and immediate vesting of any equity or equity-based awards (including stock options) then held by you, (iv) should you elect continuation of the medical and dental benefits under COBRA, payment of your costs for such coverage for a period of up to one year following the applicable Date of Termination; and (v) any other amounts or benefits required to be paid or provided, or which you are entitled to receive, as of the applicable Date of Termination, as provided for under any plan, program, policy, contract or agreement of the Company, including any severance plan or policy which is then applicable to you; provided, however, that if you are employed by an employer that is not an affiliate of the Company during the period provided for above and are eligible to receive medical or dental benefits under such employer's plans or are otherwise eligible to receive benefits under any governmental plan, then you shall no longer be entitled to such payments.

2.	Termination Following a Change of Control

You shall be entitled to receive the payments described in this Section 2 upon the termination of your employment within eighteen (18) months following a Change in Control provided, that you execute and do not revoke a general release reasonably acceptable to the Company prior to the thirtieth (30th) day following the Date of Termination, unless such termination is (i) for Cause, (ii) by reason of death or Disability, or (iii) by you without Good Reason. In lieu of any further salary payments to you for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to you, you shall be entitled to receive, (i) within thirty (30) days after the applicable Date of Termination, a cash lump sum payment equal to the sum of (A) any accrued but unpaid salary as payable through such Date of Termination, and (B) two times the sum of (1) your annual base salary as of the Date of Termination, and (2) the most recent annual bonus earned by you or, if higher, the target bonus amount as of the Date of Termination, provided, however, that if the thirty (30) day period set forth herein begins in one taxable year and ends in a later taxable year, the foregoing payment will be made in the second taxable year, (ii) a prorated portion your annual bonus (as described in the Company's proxy statement) through the Date of Termination, payable when and if it otherwise would have been payable, (iii) full and immediate vesting of any equity or equity-based awards (including stock options) then held by you, (iv) should you elect continuation of the medical and dental benefits under COBRA, payment of your costs for such coverage for a period of up to one year following the applicable Date of Termination; and (v) any other amounts or benefits required to be paid or provided, or which you are entitled to receive, as of the applicable Date of Termination, as provided for under any plan, program, policy, contract or agreement of the Company, including any severance plan or policy which is then applicable to you; provided further, however, that if you are employed by an employer that is not an affiliate of the Company during the period provided for under Subsection (iv) above and are eligible to receive medical or dental benefits under such employer's plans or is otherwise eligible to receive benefits under any governmental plan, then you shall no longer be entitled to such payments. For purposes of this letter agreement, your employment shall be deemed to have been terminated without Cause following a Change in Control or by you with Good Reason following a Change in Control if (x) your employment is terminated without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a person or entity who has entered into an agreement with the Company the consummation of which would constitute a Change in Control (y) your employment is terminated without Cause in the ninety (90) day period prior to or in anticipation of a Change in Control (whether or not a Change in Control ever occurs) or (z) if you terminate your employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person or entity.

3.	Termination for Cause, by You Without Good Reason, or Due to Death or Disability

If your employment is terminated for Cause, Disability or death, or you terminate your employment other than for Good Reason, then the Company shall have no further obligation, to provide any remuneration, accruals, or other benefits to you, other than the obligation of the Company to pay to you, to the extent not theretofore paid or provided, in a cash lump sum payment within thirty (30) days after such Date of Termination equal to your annual base salary through the applicable Date of Termination, or as required by law, provided that if your employment is terminated for Disability or death, (i) you shall receive a pro rata share of any annual bonus to which you may be entitled until the related Date of Termination, and (ii) any unvested portion of any Class A Award shall vest effective as of the Date of Termination.

4.	Withholdings and Deductions

All amounts required or authorized to be deducted or withheld, including applicable federal, state and local withholding taxes and deductions authorized by you or required by law, shall be deducted from all payments set forth in this letter agreement. Any amounts payable to you hereunder shall be in lieu of any severance or other payments that you might be entitled to under the Company's policies or otherwise.

5.	No Other Severance, Payments or Benefits

Other than as provided under this letter agreement, you shall not be entitled to any severance or other payments or benefits in connection with the termination of your employment under any of the Company's policies or otherwise, other than any earned but unpaid wages or other vested benefits (such as 401(k)) as of the date of the termination of your employment with the Company.

6.	At-Will Employment

Notwithstanding anything to the contrary contained herein, you remain an “employee at will” and nothing in this letter agreement shall be construed as providing you with any guarantee of continued employment with the Company.

7.	409A Compliance
If any amount to be paid to you pursuant to this Letter Agreement is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), and if you are a “Specified Employee” (as defined under Section 409A) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of your termination of employment for any reason other than death. Any termination of employment or services from the Company which triggers a payment of “deferred compensation” subject to Section 409A shall, if applicable, meet the requirements of a “separation from service” under Section 409A. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A; provided, however, nothing in this Section 7 shall require you to reduce your compensation.

8.	Confidential Information; Noncompetition; Nonsolicitation

(a)    You acknowledge that you have and will have knowledge of certain trade secrets of the Company and its affiliates, including information concerning the Company and its affiliates' businesses, operations, future plans, methodologies, and customers. You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and their respective businesses, which shall have been obtained by you during your employment and which shall not be or become public knowledge (other than by acts by you or representatives of you in violation of this letter agreement). After termination of your employment, you shall not, without prior written consent or as may otherwise be required by law or legal process (provided adequate notice of and opportunity to challenge or limit the scope of disclosure purportedly so required has been provided by you), allow others to use to their personal advantage, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by them or to an attorney retained by you to provide legal advice with respect to this Section and who has agreed to keep such information confidential.

(b)    While employed by Company, you shall comply with the rules and policies of the Company, including without limitation the code of conduct and conditions of employment and compliance policies.

(c)    You agree promptly to disclose, in writing, all Innovations (as defined below) to the Company, to provide all assistance requested by the Company, at the Company's expense, in the preservation of the Company's interests in any Innovations, and hereby assign and agree to assign to the Company all right, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property or “Moral Rights” in any Innovation. Furthermore, during the time in which you are employed, the Company may use your name and image as appropriate in the conduct of its business. “Innovations” means all developments, improvements, designs, original works, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or otherwise protectable, that you, whether by yourself or jointly with others, create, modify, develop, derive or implement during the time you are employed by the Company, that in any way relates to the Company's business.

(d)     You acknowledge and agree that all personal property, of any nature whatsoever, furnished to you by the Company in the course of or incident to your employment, belongs to the Company and promptly shall be returned to the Company upon termination of your employment for any reason.

(e)    You acknowledge that if you were to become employed by a competing organization, your new job duties and the products, services and technology of the competing organization would be so similar or related to those contemplated by this arrangement that it would be very difficult for you not to rely on or use the the Company's trade secrets. You further acknowledge that you, and any competing organization, cannot avoid using the trade secret information, due to the fact that even in the best good faith, you cannot as a practical matter avoid using the knowledge of the Company's confidential methods and trade secrets in your work with a competing organization. Accordingly, you have not and will not, (i) while employed by the Company and (ii) in the event that your employment is terminated for any reason, for a period of one year after the Date of Termination (without the written consent of the Company): directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, any business that engages in any business within a 50-mile radius of any metropolitan area in which the Company conducted significant business during the 12-month period immediately preceding the

Date of Termination (1) that competes with any business actively conducted in such area, at the time such engagement is commenced, by the Company and (2) that is of the type of business activity in which you were engaged on behalf of the Company during such 12-month period; provided that ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(f)    While employed by the Company and for two years after termination of employment for any reason, you shall not, directly or indirectly, on behalf of yourself or any other person, solicit for employment or hire (other than for the Company) any person known by you to be employed by the Company at the time of such solicitation or hiring or within the six (6) month period immediately preceding thereto.

(g)    Notwithstanding any other provision in this letter agreement, while employed by the Company and for two years after termination of your employment for any reason, you shall not, directly or indirectly, on behalf of yourself or any other person, solicit any “Client” of the Company to become a client and/or customer of you or of any person or entity other than the the Company. For purposes of this Subsection (g), a “Client” is a person, firm or corporation that is, becomes or is known to be an actual or potential client or customer of the Company as a result of a communication or solicitation by the Company or agents acting on behalf of the Company (whether prior to or after the date hereof).

(h)     The provisions of this Section 8 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of your employment hereunder.

9.	Successors and Assigns

This letter agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. You may not assign this letter agreement.

10.	Entire Agreement; Counterparts

This letter agreement, together with your offer letter and other documents entered into in connection with equity and equity-based awards, sets forth the entire agreement between the parties with respect to its subject matter, and merges and supersedes all prior discussions, representations, proposals, agreements and understandings of every kind and nature between us, and neither party shall be bound by any term or condition other than as expressly set forth, or provided for, in this letter agreement. This letter agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto. This letter agreement may be executed in any number of counterparts each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

11.	Governing Law

This letter agreement and any disputes between you and the Company shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws rules.

Please sign below where indicated to indicate your acknowledgement and acceptance of the terms of this letter agreement.

Sincerely,

/s/ Noah Gottdiener

Noah Gottdiener
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Patrick Puzzuoli
_________________________________
Patrick Puzzuoli

EXHIBIT A

For purposes of this letter agreement, “Cause” shall mean: (i) your commission of a willful act of fraud, embezzlement or misappropriation of any money or properties of the Company (other than an insubstantial and unintentional misappropriation that has been remedied within ten (10) days after your receipt of notice of such misappropriation); (ii) your indictment relating to any violation of any federal or state securities law or fraud; (iii) your indictment for any felony or crime that causes a material adverse effect to any of the Company; (iv) to the extent not covered by (i) to (iii) above, your conviction of, or plea of no contest to, any misdemeanor involving moral turpitude or any felony; (v) your being enjoined from violating any federal or state securities law or being determined to have violated any such law which impairs or prohibits you from performing services or duties commensurate with your position with the Company; (vi) your engaging in willful or reckless misconduct in connection with any activity, the purpose or effect of which materially and adversely affects any of the Company; or (vii) your becoming barred or prohibited by the Securities and Exchange Commission from holding your position with the Company.

For purposes of this letter agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)any person or entity (each, a “Person”) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the board of directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or;

(iii)there is consummated a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's ass ets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
For purposes of this letter agreement, “Class A Award” shall mean restricted shares of the Company's class A common stock.

For purposes of this letter agreement, “Date of Termination” means (i) if your employment is terminated for Cause or by you for Good Reason, the date that is one day after the last day of the applicable cure or notice period, (ii) if your employment is terminated other than for Cause, death or Disability, or if you resign other than for Good Reason, the Date of Termination shall be the date on which the terminating party notifies you or the Company, as the case may be, of such termination and (iii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.

For purposes of this letter agreement, “Disability” or “Disabled” shall mean, you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) solely to the extent necessary to satisfy Section 409A, has a “disability” or is “disabled” within the meaning of Section 409A.

“Good Reason” shall mean any action not consented to by you in writing (which action shall not have been cured within thirty (30) days following written notice from you to the Company specifying that such action will give rise to a termination of your employment for Good Reason) having the following effect or effects:  (i) a breach of any of material obligations to you under this letter agreement or any other material agreement to which you and any of the Company is a party; (ii) requiring you to relocate to a facility or location more than fifty (50) miles from the location at which he was primarily located immediately prior to such requirement; (iii) any material reduction in your duties or authority as compared to such duties or authority as of the date hereof, any adverse alteration in your reporting relationship as compared to such reporting relationship as of the date of this letter agreement or any other material adverse alteration to the terms of your employment; or (iv) any reduction in your base salary.